Exhibit 10.3

NETAPP, INC.

AMENDMENT TO CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amendment to Change of Control Severance Agreement (the “Amendment”) is effective as of June 23, 2015, by and between NetApp, Inc. (the “Company”) and George Kurian (the “Executive”), and amends that certain Change of Control Severance Agreement, dated as of September 20, 2013 (the “Agreement”), by and between the Company and Executive.  All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Agreement.

WHEREAS, the parties have agreed to amend certain provisions contained in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1Severance Payment.  Section 3(a)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“Executive will receive a lump sum severance payment (less applicable withholding taxes) equal to the sum of (A) 250% of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control, and (B) 100% of Executive’s target annual bonus as in effect immediately prior to Executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control.”

2Equity Awards.  Section 3(a)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

“All outstanding equity awards will vest in full as to 100% of the unvested portion of the award.  Executive will have one (1) year following the date of his or her termination in which to exercise any outstanding stock options or other similar rights to acquire Company common stock; provided, however, that such post-termination exercise period will not extend beyond the original maximum term of the stock option or other similar right to acquire Company common stock.”

3Continued Employee Benefits.  Section 3(a)(iv) of the Agreement is hereby amended and restated in its entirety as follows:

Amendment to Change of Control Severance Agreement – Kurian

“If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twenty-four (24) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.  COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.”

4Definition of Good Reason.  Section 5(d)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“A material reduction of Executive’s authority or responsibilities, relative to Executive’s authority or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction of authority or responsibilities that occurs solely as a necessary and direct consequence of the Company undergoing a Change of Control and being made part of a larger entity will not be considered material (as, for example, when the Chief Executive Officer of the Company remains the Chief Executive Officer of the Company, or the business unit comprising the Company, following a Change of Control even though he or she is not made the Chief Executive Officer of the acquiring corporation).

Notwithstanding the foregoing, (x) any change which results in Executive ceasing to have the same functional supervisory authority and responsibility (such as but not limited to the sales, engineering, operations and all general and administrative (including, but not limited to, finance) functions) for the Company, or the business unit comprising the Company, following a Change of Control as Executive performed for the Company prior to the Change of Control, or (y) a change in the Executive’s reporting position such that Executive no longer reports directly to the Chief Executive Officer or the Board of Directors of the parent corporation in a group of controlled corporations following a Change of Control, will be deemed to constitute a material reduction in Executive’s authority and responsibilities constituting grounds for a Good Reason termination.”

5Effect.  Except as expressly set forth herein, all other provisions of the Agreement shall remain in full force and effect.  This Amendment shall be deemed incorporated into and made a part of the Agreement.  After the date hereof, all references to the Agreement shall mean the Agreement as amended by this Amendment.

6Entire Agreement.  This Amendment and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including, without limitation, the

Amendment to Change of Control Severance Agreement – Kurian

Addendum to Stock Option Agreement applicable to any stock option award of Executive.  For the avoidance of doubt, the Agreement (as amended by this Amendment) shall not be deemed to supersede or affect (i) any benefit entitlements vested as of the date of the Executive’s termination of employment pursuant to written terms of any Company employee benefit plan, including without limitation the Company’s Executive Retiree Medical Plan, or (ii) any agreement that specifically provides that the benefits contained therein are in lieu of any benefits set forth in the Agreement.  No waiver, alteration, or modification of any of the provisions of the Agreement (as amended by this Amendment) will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention the Agreement (as amended by this Amendment).

7Governing Law.  The validity, interpretation, construction and performance of this Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

8Severability.  The invalidity or unenforceability of any provision or provisions of this Amendment will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

9Counterparts.  This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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Amendment to Change of Control Severance Agreement – Kurian

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANYNETAPP, INC.

By:/s/ Matthew K. Fawcett

Title:SVP, General Counsel and Secretary

Date:July 14, 2015

EXECUTIVEBy:/s/ George Kurian

Title:Chief Executive Officer

Date:July 16, 2015

[Signature page to Amendment to Change of Control Severance Agreement]